Exhibit 99.1

331 Treble Cove Road	800.362.2668
North Billerica, MA 01862	www.lantheus.com

CONTACT:

Meara Murphy

978-671-8508

LANTHEUS HOLDINGS ANNOUNCES APPOINTMENT OF

JACK CROWLEY AS INTERIM CHIEF FINANCIAL OFFICER

NORTH BILLERICA, Mass., (December 10, 2015) – Lantheus Holdings, Inc. (the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents and products, today announced the appointment of Jack Crowley as interim Chief Financial Officer, effective December 10, 2015. Mr. Crowley replaces John Bakewell, who has served as Chief Financial Officer since June 2014 and has resigned from the Company to accept another position.

Mr. Crowley, age 51, brings to the role more than 28 years of financial management and accounting experience. Since joining the Company in September 2010 as Director of Accounting, Mr. Crowley has steadily advanced to assume broader executive leadership roles. He was promoted to Vice President of Finance in April 2013 and to Chief Accounting Officer in March 2015. Mr. Crowley will report directly to Mary Anne Heino, President and Chief Executive Officer.

“I have had the pleasure of working with Jack for several years and have been impressed with his management of the Finance function,” said Ms. Heino. “Jack has consistently been a strong leader who has shown tremendous professional growth, and I am pleased that he will be taking on this role.”

“Jack is a highly skilled financial professional with deep knowledge of our business and industry,” said Sam Leno, Chairman of the Audit Committee of the Board. “I look forward to working with Jack as he takes on this new role.”

Mr. Crowley joined the Company from Biogen Idec where he served in the roles of Director of Finance and Assistant Corporate Controller and Director of External Reporting. Previously, Mr. Crowley was the Director of Accounting at Fisher Scientific International. Earlier in his career, he worked in serval public accounting firms, including as a Senior Manager in the Audit practice of PriceWaterhouseCoopers.

Mr. Crowley holds a Master of Business Administration from the University of Massachusetts and a Bachelor of Science in Business Administration from Westfield State University.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc., which is a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. LMI’s key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. LMI is headquartered in North Billerica, Massachusetts, and has offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

###

2